Prospectus

5,000,000 Common Shares

ASSOCIATED ESTATES REALTY CORPORATION

Amended and Restated Dividend Reinvestment and Stock Purchase Plan

Our Amended and Restated Dividend Reinvestment and Stock Purchase Plan, referred to herein as the “Plan,” applies to our common shares, referred to herein as “Shares.”  Anyone who joins or participates in the Plan will be considered a “Participant.”

The Plan is open to our existing shareholders, our employees, the residents of our apartment communities and anyone who desires to purchase Shares. The Shares trade on the New York Stock Exchange and the Nasdaq Global Market under the symbol “AEC.”

The Plan offers a convenient way to invest in Shares.  If you currently are participating in the Plan or are an Associated Estates shareholder at the time you enroll in the Plan, your purchases of Shares under the Plan will be free of brokerage fees, commissions or service charges.  If you are not a shareholder or an employee at the time you enroll in the Plan, you must pay a fee of $10 in connection with your first purchase of Shares under the Plan; thereafter, your purchases of Shares under the Plan will be free of brokerage fees, commissions or service charges.  You can purchase Shares by check or by scheduling automatic payments, subject to certain investment limits.  This type of investment is called a “direct purchase.”  If you are an employee who is not a shareholder and you desire to enroll in the Plan, you should contact our Investor Relations Department prior to enrolling if you intend to purchase Shares by check.  You also may use the dividends on Shares you own to purchase additional Shares.  This process is known as “dividend reinvestment.”  You will receive account statements that show your investments and account balance under the Plan.

Investing in our Shares involves risks.  See “Risk Factors” beginning on page 1 of this prospectus and the documents we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, incorporated by reference in this prospectus, to read about factors you should consider before buying our Shares.

If you are already participating in the Plan, no action is required to continue participating.  To join the Plan or make investment elections, you must complete an Authorization Form (attached at the back of this prospectus) and send it to the Plan’s administrator, at the address shown on the Authorization Form.  If you own Shares that are registered and held in the name of someone else, such as a brokerage or securities firm, those Shares can become subject to the Plan in one of two ways.  Either the registered holder can join the Plan on your behalf, or you can have those Shares re-registered in your name.

The Plan is set forth and explained in question-and-answer format below.  You should read this prospectus carefully and keep it for future reference.

This prospectus is not an offer to sell Shares and it is not soliciting an offer to buy Shares in any state where the offer or sale is not permitted.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 3, 2009.

PLAN SERVICE FEES

Enrollment of New Investors	pg. 1 (Direct Purchase)
Dividend Reinvestment	no fee
Purchase of Shares	no fee
Gift or Transfer of Shares	no fee
Withdrawal from the Plan	no fee
Routine Account Statements	no fee
Duplicate Account Statements	pg. 2
Sales of Shares Through the Plan	pg. 13

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	1
THE COMPANY	4
THE PLAN	4
Purpose	4
Advantages and Possible Disadvantages	5
Administration	5
Eligibility	6
Participation	7
Direct Purchase	9
Dividend Reinvestment	11
Costs	11
Source and Pricing of Shares	12
Sales and Transfers of Shares	13
Account Statements and Shareholder Matters	14
Certificates for Shares	15
Withdrawal from the Plan	16
Tax Information	16
General Matters	17
USE OF PROCEEDS	19
PLAN OF DISTRIBUTION	19
EXPERTS	19
LEGAL MATTERS	19
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	19
WHERE YOU CAN FIND MORE INFORMATION	20
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	20

FORMS (2)	Authorization Form
Waiver Request Form

You should rely only on the information that is provided in, or is incorporated by reference into, this prospectus.  We have not authorized anyone to provide you with different or additional information.  We are not offering to sell the Shares, and are not soliciting any purchase of them, in any jurisdiction where such actions would not be permitted.  The effective date of the information in this prospectus, or in any prospectus supplement, is or will be shown on the cover.  You should not assume that such information is accurate as of any other date.

SUMMARY

The following summary of the Plan may omit certain information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.  Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “us” or “our” mean Associated Estates Realty Corporation and its consolidated subsidiaries, and references to “Associated Estates” refer to Associated Estates Realty Corporation, including its consolidated subsidiaries.

Company:

We are a fully-integrated, self-administered and self-managed real estate investment trust, or REIT, focused primarily on the ownership, operation, management, acquisition and disposition of apartment communities.  Our headquarters are located at 1 AEC Parkway, Richmond Heights, Ohio 44143 and our telephone number is (216) 261-5000.

Enrollment:

If you are currently participating in the Plan, no action is required to continue participating.  If you are not currently participating in the Plan, you can join the Plan by submitting a completed Authorization Form (attached at the back of this prospectus).  Please see questions 8 and 9 for more detailed information.

Direct Purchase:

If you currently are participating in the Plan or are a shareholder at the time you enroll in the Plan, you can buy additional Shares without paying fees.  If you are not a shareholder or our employee at the time you enroll in the Plan, you must pay a $10 fee in connection with your first purchase of Shares under the Plan; thereafter, you can buy additional Shares without paying fees.  If you are an employee who is not a shareholder and you desire to enroll in the Plan, you should contact our Investor Relations Department prior to enrolling if you intend to purchase Shares by check.  Employees and other persons subject to our Insider Trading Policy who desire to purchase and sell Shares under the Plan are permitted to do so only in accordance with that policy.  You can invest a minimum of $100 and up to a maximum of $5,000 in any one month.  Under certain circumstances, we may approve a written request to waive the $5,000 per month maximum amount.  Please see questions 14, 17 and 18 for more detailed information.

Reinvestment of Dividends:

You can reinvest your cash dividends on all or a portion of the Shares you hold in certificated form. You will be able to purchase additional Shares by reinvesting your dividends, without paying fees.  Please see question 19 for more detailed information.

Source of Shares:

The administrator of the Plan will purchase Shares directly from us (either treasury shares or newly-issued common shares), in the open market or in privately negotiated transactions with third parties.  Please see question 23 for more detailed information.

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Purchase Price:

If the administrator purchases Shares directly from us, the purchase price for the Shares will be the higher of the “Prior Day Average” or the “Prior 10-Day Average” on the New York Stock Exchange.  Please see question 25 for more detailed information.

The purchase price for Shares purchased by the administrator in the open market or in privately negotiated transactions with third parties will equal the weighted average price paid for such Shares on the relevant investment date, excluding any brokerage commission.  Please see question 25 for more detailed information.

Tracking Your Investment:

You will receive from the administrator statements of the transactions made in your Plan account.  These statements will provide you with details of the transactions and will indicate the Share balance in your Plan account.  Please see question 34 for more detailed information.

Administration:	Wells Fargo Shareowner Services will serve as the administrator of the Plan. You should send all correspondence with the administrator to:

Wells Fargo Shareowner Services P.O. Box 64856 South St. Paul, MN 55164-0856

You may call the administrator at (800) 468-9716. Please see question 4 for more detailed information.

Fee Table:

Enrollment Fee	$10.00
Certificate Issuance	Company paid
Certificate Deposit	Company paid
Investment Fees
dividend reinvestment service fee	Company paid
optional cash investment service fee	Company paid
automatic withdrawal service fee	Company paid
purchase commission	Company paid
Sales Fees
service fee	$15.00 per transaction
sales commission	$0.10 per share
direct deposit of net sale proceeds	$5.00 per transaction
Fee for Returned Check or Rejected Automatic Bank Withdrawal	$25.00 per item
Prior Year Duplicate Statement	$15.00 per year

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RISK FACTORS

You should carefully consider the risks described below and the documents we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, incorporated by reference herein before making an investment decision in our company.  The risks and uncertainties described below are not the only ones facing our company and there may be additional risks that we do not presently know of or that we currently consider immaterial.  All of these risks could adversely affect our business, financial condition, results of operations and cash flows.  As a result, our ability to pay dividends on, and the market price of, our equity securities may be adversely affected if any of such risks are realized.

We are subject to risks inherent in the ownership of real estate.  We own and manage multifamily apartment communities that are subject to varying degrees of risk generally incident to the ownership of real estate.  Our financial condition, the value of our properties and our ability to make distributions to our shareholders will be dependent upon our ability to operate our properties in a manner sufficient to generate income in excess of operating expenses and debt service charges, which may be affected by the following risks, some of which are discussed in more detail below:

•

changes in the economic climate in the markets in which we own and manage properties, including interest rates, our ability to consummate the sale of properties pursuant to our current plan, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors;

•	the ability to refinance debt on favorable terms at maturity;
•	the ability to defease or prepay debt pursuant to our current plan;
•	risks of a lessening of demand for the multifamily units that we own or manage;
•	competition from other available multifamily units and changes in market rental rates;
•	increases in property and liability insurance costs;
•

unanticipated increases in real estate taxes and other operating expenses (e.g., cleaning, utilities, repair and maintenance costs, insurance and administrative costs, security, landscaping, staffing and other general costs);

•	weather conditions that adversely affect operating expenses;
•	expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs and real estate tax valuation reassessments or millage rate increases;
•	inability to control operating expenses or achieve increases in revenue;
•	the results of litigation filed or to be filed against us;
•	changes in tax legislation;
•	risks of personal injury claims and property damage related to mold claims because of diminished insurance coverage;
•	catastrophic property damage losses that are not covered by our insurance;
•	risks associated with property acquisitions such as environmental liabilities, among others;
•	changes in or termination of contracts relating to our third party management and advisory business;
•	risks related to the perception of residents and prospective residents as to the attractiveness, convenience and safety of our properties or the neighborhoods in which they are located; and
•	the ability to acquire properties at prices consistent with our investment criteria.

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We are dependent on rental income from our multifamily apartment communities.  If we are unable to attract and retain residents or if our residents are unable to pay their rental obligations, our financial condition and funds available for distribution to our shareholders may be adversely affected.

Our multifamily apartment communities are subject to competition.  Our apartment communities are located in developed areas that include other apartment communities and compete with other housing alternatives, such as condominiums, single and multifamily rental homes and owner occupied single and multifamily homes.  In certain markets, such as Florida, failed condominium conversions are reverting back to apartment rentals, creating increasing competition in those markets.  Such competition may affect our ability to attract and retain residents and to increase or maintain rental rates.

The properties we own are concentrated in Ohio, Michigan, Georgia, Florida, Indiana, Virginia and Maryland.  As September 30, 2009, 32%, 24%, 14%, 10%, 7%, 7% and, 6% of the units in properties we own are located in Ohio, Michigan, Georgia, Florida, Indiana, Virginia and Maryland, respectively.  Our performance, therefore, is linked to economic conditions and the market for available rental housing in the sub-markets in which we operate.  The decline in the market for apartment housing in the various sub-markets in Ohio, or to a lesser extent, the sub-markets in the other states, may adversely affect our financial condition, results of operations and ability to make distributions to our shareholders.

Our insurance may not be adequate to cover certain risks.  There are certain types of risks, generally of a catastrophic nature, such as earthquakes, floods, windstorms, acts of war and terrorist attacks that may be uninsurable, are not economically insurable, or are not fully covered by insurance.  Moreover, certain risks, such as mold and environmental exposures, generally are not covered by our insurance.  Other risks are subject to various sublimits, deductibles and self insurance retentions, which help to control insurance costs, but which may result in increased exposures to uninsured loss.  Any such uninsured loss could have a material adverse effect on our business, financial condition and results of operations.

Debt financing could adversely affect our performance.  Thirty-one of our forty-eight properties are currently encumbered by project specific, non-recourse, and, except for five properties, non-cross-collateralized mortgage debt.  There is a risk that these properties may not have sufficient cash flow from operations to pay required principal and interest.  We may not be able to refinance these loans at an amount equal to the loan balance, and the terms of any refinancing may not be as favorable as the terms of existing indebtedness.  If we are unable to make required payments on indebtedness that is secured by a mortgage, the property securing the mortgage may be foreclosed with a consequent loss of income and value to us.

Real estate investments are generally illiquid, and we may not be able to sell our properties when it is economically or strategically advantageous to do so.  Real estate investments generally cannot be sold quickly, and our ability to sell properties may be affected by market conditions.  We may not be able to diversify or vary our portfolio promptly in accordance with our strategies or in response to economic or other conditions.  In addition, provisions of the Internal Revenue Code of 1986, as amended, or the Code, limit the ability of a REIT to sell its properties in some situations when it may be economically advantageous to do so, thereby potentially adversely affecting our ability to make distributions to our shareholders.

Our access to public debt markets is limited.  Substantially all of our current debt is either secured or bank debt under our revolving credit facility because of our limited access to public debt markets.

Litigation may result in unfavorable outcomes.  Like many real estate operators, we are frequently involved in lawsuits involving premises liability claims, housing discrimination claims and alleged violations of landlord-tenant laws, which may give rise to class action litigation or governmental investigations.  Any material litigation not covered by insurance, such as a class action, could result in substantial costs being incurred.

Our financial results may be adversely impacted if we are unable to sell properties and employ the proceeds in accordance with our strategic plan.  Our ability to pay down debt, reduce our interest costs and acquire properties is impacted by our ability to sell the properties we have selected for disposition at the prices and within the deadlines established for each respective property.  Moreover, if we are unable to acquire properties at prices consistent with our investment criteria, we may reduce or discontinue property sales.

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The costs of complying with laws and regulations could adversely affect our cash flow.  Our properties must comply with Title III of the Americans with Disabilities Act, or the ADA, to the extent that they are "public accommodations" or "commercial facilities" as defined in the ADA.  The ADA does not consider apartment communities to be public accommodations or commercial facilities, except for portions of such communities that are open to the public.  In addition, the Fair Housing Amendments Act of 1988, or the FHAA, requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped.  Other laws also require apartment communities to be handicap accessible.  Noncompliance with these laws could result in the imposition of fines or an award of damages to private litigants.  We have been subject to lawsuits alleging violations of handicap design laws in connection with certain of our developments.  We are not aware of any material non-compliance with laws and regulations relating to the ADA in connection with any of our properties.

Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, under or in the property.  This liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of the substances.  Other laws impose on owners and operators certain requirements regarding conditions and activities that may affect human health or the environment.  Failure to comply with applicable requirements could complicate our ability to lease or sell an affected property and could subject us to monetary penalties, costs required to achieve compliance and potential liability to third parties.  We are not aware of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matters in connection with any of our properties.  Nonetheless, it is possible that material environmental contamination or conditions exist, or could arise in the future in the apartment communities or on the land upon which they are located.

We are subject to risks associated with development, acquisition and expansion of multifamily apartment communities.  Development projects, acquisitions and expansions of apartment communities are subject to a number of risks, including:

•	availability of acceptable financing;
•	competition with other entities for investment opportunities;
•	failure by our properties to achieve anticipated operating results;
•	construction costs of a property exceeding original estimates;
•	delays in construction; and
•	expenditure of funds on, and the devotion of management time to, transactions that may not come to fruition.

We may fail to qualify as a REIT and you may incur tax liability as a result.  Commencing with our taxable year ending December 31, 1993, we have operated in a manner so as to permit us to qualify as a REIT under the Code, and we intend to continue to operate in such a manner.  Although we believe that we will continue to operate as a REIT, no assurance can be given that we will remain qualified as a REIT.  If we were to fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to our shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates.  Unless we are entitled to relief under certain Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost.  As a result, the cash available for distribution to our shareholders could be reduced or eliminated for each of the years involved.

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Our ownership limit, our shareholders rights plan and state anti-takeover laws may discourage takeover attempts.  With certain limited exceptions, our Second Amended and Restated Articles of Incorporation, as amended and supplemented to date, prohibits the ownership of more than 4.0% of outstanding common shares and more than 9.8% of the shares of any series of any class of our preferred shares by any person, unless we grant a waiver.  Our shareholder rights plan will be triggered if any person or group becomes the beneficial owner of, or announces an offer to acquire, 15.0% or more of our common shares.  We are domiciled in the State of Ohio, where various state statutes place certain restrictions on takeover activity.  These restrictions are likely to have the effect of precluding acquisition of control of us without our consent even if a change in control is in the interests of our shareholders.

We are subject to control by our directors and officers.  Our directors and executive officers and some members of their respective families owned approximately 15% of our outstanding common shares as September 30, 2009.  Accordingly, those persons have substantial influence over us and the outcome of matters submitted to our shareholders for approval.

We depend on our key personnel.  Our success depends to a significant degree upon the continued contribution of key members of our management team, who may be difficult to replace.  The loss of services of these executives could have a material adverse effect on us.  There can be no assurance that the services of such personnel will continue to be available to us.  Our Chairman of the Board, President and Chief Executive Officer, Mr. Jeffrey I. Friedman, is a party to an employment agreement with us.  Other than Mr. Friedman, we do not have employment agreements with key personnel.  We do not hold key-man life insurance on any of our key personnel.

THE COMPANY

We are a fully-integrated, self-administered and self-managed real estate investment trust, or REIT, focused primarily on the ownership, operation, management, acquisition and disposition of apartment communities.  As of September 30, 2009, our portfolio consisted of 49 apartment communities containing 12,366 units located in the Midwest, Mid-Atlantic and Southeast.  We operate as a REIT for federal income tax purposes and own two taxable REIT subsidiaries that provide management and other services to us and to third parties.

As of September 30, 2009, our portfolio consisted of: (i) 48 apartment communities containing 12,108 units in seven states that are wholly owned, either directly or indirectly through subsidiaries; (ii) one apartment community that we manage for a third party owner consisting of 258 units; and (iii) a 186-unit apartment community and a commercial property containing approximately 145,000 square feet that we asset manage for a government sponsored pension fund.

Our headquarters are located at 1 AEC Parkway, Richmond Heights, Ohio 44143 and our telephone number is (216) 261-5000.

The foregoing information concerning us does not purport to be comprehensive.  For additional information concerning our business and affairs, including capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which we may be subject, please refer to the documents incorporated by reference into this prospectus.

THE PLAN

The Plan is set forth in its entirety below.  You should keep this prospectus for future reference, and read it carefully before participating in the Plan.

Purpose

1.           What Is the Purpose of the Plan?

The primary purpose of the Plan is to provide you with a convenient and economical way to invest in Associated Estates, either by making a direct purchase of Shares or by reinvesting dividends on your Shares.  A secondary purpose of the Plan is to provide us another way to raise additional capital for a variety of corporate purposes.

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Advantages and Possible Disadvantages

2.           What Are the Advantages of the Plan?

Advantages of the Plan include the following:

No Brokerage Fees or Commissions for Shareholders

If you currently are participating in the Plan or are a shareholder or employee at the time you enroll in the Plan, you will not pay any brokerage fees, commissions or service charges when you purchase Shares under the Plan.

Automatic Purchase and Reinvestment	In addition to purchasing Shares by check, you can purchase Shares automatically through:

	•	Scheduled bank withdrawals;

	•	Employee payroll deduction (if you are our employee); or

	•	Full or partial dividend reinvestment.

Account Statements	You will receive account statements that show your investment under the Plan and help simplify your record-keeping.

3.           What Are the Possible Disadvantages of the Plan?

You also should consider the possible disadvantages of the Plan.  First, the price of the Shares may fluctuate between the date of your investment election and the date when Shares are purchased for your account.  Such fluctuations may change the number of Shares you receive.  When you make a direct purchase of Shares, including as a result of a payroll deduction, your payment will be held without interest until the purchase occurs.

Second, your investment elections, and any changes to or cancellations of your investment elections, must be received by the administrator within certain time limits.  If these time limits are not met, a significant delay may occur before your investment elections can be implemented.  Please see the answer to question 12 for further details.

Third, dividends on your Shares will represent income to you for federal income tax purposes, whether those dividends are reinvested or not.  If you receive your dividends in cash, the cash payment will enable you to pay the taxes owed on those dividends.  By reinvesting dividends, however, you will reduce the cash that is available for such tax payments.  Furthermore, participating in the Plan will increase the number of Shares you own and the total amount of your dividends.  Thus, participating in the Plan will increase the income you must report for federal income tax purposes.  Please see the answer to question 41 and your tax advisor for further details.

Administration

4.           Who Administers the Plan?

The administrator of the Plan is Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A.  The administrator also serves as our corporate transfer agent, registrar, dividend disbursing agent, and distribution agent.  As distribution agent, Wells Fargo Shareowner Services will deliver all prospectuses for the Plan and will serve as our broker-dealer or our state securities agent, as necessary.  The address and telephone number of the Plan administrator and the distribution agent are as follows:

Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Certified/Overnight Mail:
Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

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General Information:
 Toll Free Telephone: (800) 468-9716
Telephone: (651) 450-4064 (outside the United States)
Fax:(651) 450-4085

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Time, Monday through Friday.

Internet:
General Inquiries - www.wellsfargo.com/shareownerservices
Account Information - www.shareowneronline.com

                If you would like an additional copy of this prospectus at any time, please contact Wells Fargo Shareowner Services.  We reserve the right to change the administrator or distribution agent for the Plan at any time, with or without notice to Participants.

5.           What Are the Responsibilities of the Administrator?

The administrator is responsible for each of the following actions under the Plan:

•	establishing and maintaining your personal account;
•	processing your investment elections;
•	collecting your payments, including automatic bank withdrawals;
•	purchasing Shares for your account;
•	reinvesting dividends on your Shares;
•	sending you account statements and investment forms (such as Authorization Forms);
•	sending you year-end tax statements on Form 1099;
•	at your request, selling Shares in your account; and
•	answering your general questions about the administration of the Plan.

The administrator may perform its services under the Plan by engaging other companies as its nominees or agents.

Eligibility

6.           Who Is Eligible to Participate in the Plan?

Except as described below, the Plan is generally open to all of our current shareholders and employees, to all residents of our apartment communities and to anyone who wants to invest in the Shares.  Participants can be individuals, trusts, retirement plans, corporations or other entities.

7.           Who Is Not Eligible to Participate in the Plan?

The Plan is not intended for those individuals or investors who are not purchasing Shares for investment purposes or whose actions may distort, destabilize or manipulate the price or trading volume of the Shares.  In addition, we cannot allow any actions that would terminate, or would create a risk of terminating, our status as a REIT for federal income tax purposes.  Due to the variety of improper actions, we reserve the right to deny, modify, suspend or terminate participation in the Plan by anyone for any reason, if we determine, in our sole judgment, that doing so would be in the best interests of Associated Estates, the Plan or our shareholders.

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The Plan may be unavailable to people who reside in certain jurisdictions.  If you reside in a jurisdiction where the Shares offered under the Plan, or the persons involved in the offering, are not registered under applicable securities laws or do not qualify for an exemption from registration, you will not be eligible to participate in the Plan.

Participation

8.           How Does an Eligible Investor Participate in the Plan?

Participation in the Plan is voluntary.  If you are already participating in the Plan, you will remain a Participant and the Plan (as amended and restated herein) will apply to you without any action on your part.  If you are not already participating in the Plan, to join you must complete an Authorization Form and return it to the administrator.  A copy of the Authorization Form is included at the back of this prospectus.  You also may request an Authorization Form from the administrator.  You may withdraw from the Plan at any time, as explained in the answer to question 40.

9.           How Does an Eligible Investor Join the Plan if His or Her Shares Are Held in the Name of a Brokerage or Securities Firm?

If you beneficially own Shares that are registered in the name of a brokerage or securities firm or other nominee, your Shares are not subject to the Plan.

Shares you own beneficially, but not of record, can become subject to the Plan in one of two ways.  Either the record holder (the brokerage or securities firm or other nominee) must join the Plan on your behalf, or you must have those Shares re-registered in your name.  You should ask the record holder about any fees that it may charge for re-registering the Shares.  We reserve the right to deny participation in the Plan to any record holder who insists on terms or conditions that, in our sole judgment, would cause us to incur an excessive cost or burden or would be inconsistent with the purposes of the Plan.

If the record holder joins the Plan on your behalf, the record holder must comply with the Plan in all respects.  As a result, you generally would have no direct involvement with the Plan or the administrator, and would need to communicate with the record holder instead.

To simplify this description of the Plan, most of the remaining answers will be written from your perspective, as a Participant in your own name.  Please keep in mind, however, that references below to “you” and “your” may also refer to any record holder acting on your behalf.

10.          What Investment Elections Are Available Under the Plan?

As discussed in further detail below, you can purchase Shares in two separate ways:

Direct Purchase

You may purchase Shares by check or by automatic withdrawal from your bank account.  If you are a shareholder at the time of such purchase, you will not incur fees or commissions in connection with the purchase.  If you are not a shareholder or our employee, you will incur a fee of $10 at the time of your first purchase of Shares.  If you are an employee who is not a shareholder and you desire to enroll in the Plan, you should contact our Investor Relations Department prior to enrolling if you intend to purchase Shares by check.  Employees and other persons subject to our Insider Trading Policy who desire to purchase and sell Shares under the Plan are permitted to do so only in accordance with that policy.

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Our employees may purchase Shares through automatic payroll deduction.

Direct purchases are subject to a minimum purchase of $100, and a maximum purchase of $5,000, per month (unless you receive a waiver of the maximum amount, as discussed below in the answer to question 18).

Dividend Reinvestment	You may purchase additional Shares by automatically reinvesting the dividends that are paid on the Shares you already own.
You may reinvest the dividends on all of your current certificated Shares and all future Shares you may receive.
You may also limit dividend reinvestment to some of your current certificated Shares.
Dividend reinvestment is not subject to any special minimum or maximum dollar amount.

11.          When Do Investment Elections Take Effect?

All investment elections under the Plan take effect on periodic “Investment Dates.” The Investment Dates generally occur as follows:

Direct Purchase	1st day of each month*
Dividend Reinvestment	Quarterly on the 1st day of February, May, August and November*

*If the indicated date falls on a weekend or holiday, the Investment Date will occur on the next trading day for the Shares.

We intend to have the Investment Date coincide with our dividend payment dates.  If we adjust our dividend schedule in the future, we may adjust our Investment Date schedule accordingly.

12.          When Must Investment Elections, and Any Changes or Cancellations, Be Received?

Your investment election, and any changes to or cancellations of your investment election, must be processed by the administrator and are subject to the following time limits:

Direct Purchase:  The administrator must receive your investment election instructions (and payment for Shares to be purchased) at least three business days before the next monthly Investment Date if you want your instructions to take effect on that Investment Date.

Dividend Reinvestment:  The administrator must receive your investment election instructions before the dividend “record date” for the next quarterly Investment Date if you want your instructions to take effect on that Investment Date.  The record date usually occurs 15 calendar days before the quarterly Investment Date.

Late instructions will not take effect on the next Investment Date.  Instead, late instructions will be implemented on a future Investment Date, which will be the earliest possible Investment Date that is appropriate for the type of investment you are making.  Any payment you have included with a late instruction will be held by the administrator for no more than 35 days, without interest, until it can be used to purchase Shares on a future Investment Date.  If within 35 days a payment is not used to purchase Shares, the payment will be returned to you, without interest.

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We reserve the right to waive the time limits described above on a case-by-case basis, in our sole discretion.  Requests for waivers must be in writing and generally will be denied in the absence of extraordinary circumstances.

13.          How Does a Participant Change or Cancel an Investment Election Under the Plan?

To change or cancel your investment election under the Plan, you must complete an Authorization Form with your new election and return the Authorization Form to the administrator.  Prior elections for automatic actions, such as bank withdrawal or dividend reinvestment, will remain in effect unless they are specifically changed or canceled on your new Authorization Form.  Your new election will take effect in accordance with the rules that apply to all investment elections.

Direct Purchase

14.          How Are Direct Purchases of Shares Made?

You can make a direct purchase of Shares by indicating your method of payment on an Authorization Form and sending that Form to the administrator, along with any necessary attachments (such as your check).  A copy of the Authorization Form is attached at the back of this prospectus.  You also may request an Authorization Form from the administrator.  The payment elections are as follows:

Check	The check should be made payable to: Wells Fargo Shareowner Services. Please allow sufficient time for your check to clear your bank to avoid any delay in processing your purchase election.
Automatic Bank Withdrawal

Withdrawals from your bank account will be made monthly in the amount you specify, on or about the 20th day of the month preceding the next Investment Date.  If you make this election, you must also complete Part 6 of the Authorization Form (attached at the back of this prospectus) and return it to the administrator, along with a voided check for your bank account.

Automatic Payroll Deduction

Automatic payroll deductions may be authorized by our employees.  Deductions will be made bi-weekly in the amount you specify, but that amount may not be less than $50.  These deductions will be made from the net pay that remains after all taxes and related amounts have been withheld.

If any direct purchase of Shares payment, including payments by check or automatic withdrawal, is returned for any reason, the administrator will remove from your account any Shares purchased upon prior credit of such funds, and will sell these Shares.  The administrator may sell other Shares in your account to recover a returned funds fee for each payment returned unpaid for any reason and may sell additional Shares as necessary to cover any market loss incurred by the administrator.

During the period that a direct purchase of Shares payment is pending, the collected funds in the possession of the administrator may be invested in certain Permitted Investments.  For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the administrator or for which the administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America.  The risk of any loss from such Permitted Investments shall be the responsibility of the administrator.  Investment income from such Permitted Investments shall be retained by the administrator.

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Payments must be denominated in United States dollars.  Please do not send cash.  Checks drawn on foreign banks (which must be denominated in United States dollars) may be subject to collection fees, which must be collected before the checks can be accepted by the administrator as payment.  When you make a direct purchase, including as a result of a payroll deduction, your payment will be held without interest until the purchase occurs.

15.          How Long Will Automatic Payment Elections Remain in Effect?

An automatic payment election, which may involve either bank withdrawal or payroll deduction, will remain in effect until you change or cancel it.  You do not need to repeat the same election to maintain it.  This feature allows you to make automatic investments in the Shares, without having to write additional checks or complete new Authorization Forms.

16.          How Does a Participant Cancel an Automatic Payment Election?

If you have elected to make direct purchases based on automatic withdrawal from your bank account or automatic payroll deduction, you can cancel your election by choosing that option on a new Authorization Form, and returning the Form to the administrator.  Your cancellation will take effect in accordance with the time limits described in the answer to question 12.

17.          Do Any Investment Limits Apply to a Direct Purchase of Shares?

When you make a direct purchase of Shares, your payment must satisfy the following limits on each Investment Date:

Minimum Direct Purchase Per Month	$100
Maximum Direct Purchase Per Month	$5,000

If your payment exceeds the maximum direct purchase limit, the administrator will invest the maximum direct purchase amount and return the excess portion of your payment, without interest.  If your payment is less than the minimum direct purchase amount, the administrator will return your payment, without interest.

18.          Will Associated Estates Waive the Maximum Direct Purchase Limit in Certain Cases?

We reserve the right to waive the maximum direct purchase limit and to accept payments above that limit, in our sole discretion.  Any waiver granted by us will be limited to the occasion on which it occurred and will not be construed as a waiver on any future occasion.

To request a waiver, you must complete a Waiver Request Form (attached at the back of this prospectus) and send it to us at Associated Estates Realty Corporation, 1 AEC Parkway, Richmond Heights, OH 44143, Attention:  Investor Relations Department.  We will notify both you and the administrator of our decision.

We may decline the portion of your payment above the maximum direct purchase limit either in whole or in part.  If payment has been included with your Waiver Request Form, the administrator will promptly return the declined portion to you, without interest.  Our decision to decline payment in excess of the maximum direct purchase limit will depend on any “Threshold Price” that we may establish from time to time, as discussed below in the answer to question 26.

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Dividend Reinvestment

19.                What Are the Dividend Reinvestment Options?

You may reinvest the dividends on your Shares by selecting one of the available options on the Authorization Form and sending that Form to the administrator.  Your options are explained below:

Full Dividend Reinvestment

If you elect full dividend reinvestment, the dividends on all of your current and future Shares participating in the Plan (including any fractional Shares) will be reinvested for the purchase of additional Shares.

Partial Dividend Reinvestment

If you elect partial dividend reinvestment, you must specify a whole number of your current Shares that you wish to have reinvested.  Dividends on that number of Shares will be reinvested, on the next available Investment Date, for the purchase of additional Shares.  Afterward, while your election remains in effect, dividends will be reinvested on that same number of Shares, and you will receive dividend payments by check for the remaining Shares not reinvested.

Cancel Dividend Reinvestment	You may cancel dividend reinvestment at any time. Once the cancellation takes effect, you will receive dividend payments by check.

If your election regarding dividend reinvestment is unclear (for example, if you fail to provide required information or make more than one election on the same Authorization Form), we will assume that you want to fully reinvest any dividends.

Dividend reinvestment is not subject to any special minimum or maximum dollar amount.

20.          How Long Does an Election for Dividend Reinvestment Remain in Effect?

Once you make an election for dividend reinvestment, your election will remain in effect until you change or cancel it.  You do not need to repeat the same election to maintain it.  This feature allows you to make automatic investments in the Shares on each applicable Investment Date, without having to complete new Authorization Forms.

Costs

21.                Do Fees or Commissions Apply When Shares Are Purchased Under the Plan?

Once you are a shareholder, you will not pay any brokerage fees, commissions or service charges when you purchase Shares under the Plan, regardless of whether you do so by direct purchase or dividend reinvestment.  If you are not a shareholder or our employee at the time you enroll in the Plan, you will incur a $10 fee in connection with your first purchase of Shares under the Plan.  If you are an employee who is not a shareholder and you desire to enroll in the Plan, you should contact our Investor Relations Department prior to enrolling if you intend to purchase Shares by check.

22.          What Actions Will Result in Fees or Commissions Under the Plan?

If you instruct the administrator to sell your Shares, the administrator will require the services of a broker-dealer and you will be charged a sales commission.  Please see the answer to question 30 for further details.

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Source and Pricing of Shares

23.                What Is the Source of the Shares Purchased Under the Plan?

The administrator will use all dividends reinvested through the Plan and all cash from direct purchases to buy Shares directly from us, on the open market, in privately negotiated transactions with third parties, or a combination of the foregoing sources, at our discretion. Shares purchased directly from us will consist of authorized but unissued Shares (or Shares we hold in treasury).

As to purchases of Shares that the administrator makes under the Plan, the administrator, or a broker that the administrator selects, will determine:

•	the exact timing of open market purchases;
•	the number of Shares, if any, that the administrator purchases on any one day or at any time of that day;
•	the prices for the Shares that the administrator pays;
•	the markets on which the administrator makes such purchases; and
•	the persons (including brokers and dealers) from or through which the administrator makes such purchases.

All Shares under the Plan will be adjusted to reflect any stock split, stock dividend or stock rights transaction that occurs with respect to the Shares.

24.          When Purchases Occur Under the Plan, How Is the Number of Purchased Shares Determined?

When you purchase Shares under the Plan, either by direct purchase or dividend reinvestment, the number of Shares you receive is computed as follows:

Your Payments + Your Reinvestment Dividends ---------------------------------------------------------- Price Per Share

A fractional number of Shares, rounded to three decimal places, will be issued to the extent necessary.

25.          How Are Share Prices Determined?

If the administrator purchases Shares directly from us, a simple formula is used to determine the price for each Share purchased under the Plan on a particular Investment Date.  The price is determined by comparing the “Prior Day Average” and the “Prior 10-Day Average,” and then taking the higher amount.

The Prior Day Average is the average of the high and low selling prices on the New York Stock Exchange for the Shares on the last trading day before the applicable Investment Date.  In general, the Prior 10-Day Average is the average of the selling prices on the New York Stock Exchange at closing (not the daily highs or lows) on the 10 trading days prior to the applicable Investment Date.  However, the Prior 10-Day Average is subject to a cap that equals 105% of the Prior Day Average.

If the administrator purchases Shares in the open market or in privately negotiated transactions, the price for each Share will equal the weighted average purchase price paid by the administrator for such Shares, excluding any brokerage commission, computed up to three decimal places, if necessary. The administrator will purchase such Shares as soon as is practical on or after an Investment Date.

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The high and low selling prices for the Shares currently appear in a number of publications.  The high and low selling prices will be based on a daily report received by the administrator from Reuters.

26.          Is the General Pricing Formula Subject to Other Changes?

We reserve the right to establish a “Threshold Price” from time to time for direct purchases of Shares that exceed the maximum direct purchase limit.  Such purchases will not be permitted unless we grant a waiver of the maximum direct purchase limit, as discussed above in the answer to question 18.  If we establish a Threshold Price, we will base it on our review of current market conditions and other relevant factors.  To confirm the existence or amount of a Threshold Price, please contact the administrator.

A Threshold Price would affect the calculations made under the general pricing formula discussed above.  Specifically, in calculating the Prior 10-Day Average, a daily selling price would be excluded from the calculation if it is less than the Threshold Price.

If daily selling prices are excluded in calculating the Prior 10-Day Average because the selling prices are less than the Threshold Price, we would decline a portion of your payment above the maximum direct purchase limit in proportion to the number of days excluded from the calculation.  The example below explains this process:

Example.  Suppose you want to purchase Shares by making a direct payment of $12,000 in one month, and that you request a waiver to do so.  This amount is $7,000 more than the maximum direct purchase limit.  Next, assume that we grant the request in your particular case, and that we have a Threshold Price which causes three of the 10 daily selling prices to be excluded from the Prior 10-Day Average.  In this situation, we would decline 30% (or 3/10) of the $7,000 excess portion, or $2,100.  As a result, we would accept payment from you in the total amount of $9,900.

Even if we establish a Threshold Price, it will not affect dividend reinvestments or direct purchases that satisfy the maximum direct purchase limit.  Those investments will continue to be based on the general pricing formula, as discussed above.

27.          Who Determines the Share Prices and Amounts?

We deliver pricing information for the Shares to be purchased from us and any Threshold Price to the administrator.  Price determinations are binding as long as they are made in good faith.  The administrator will determine the price of Shares purchased on the open market or in negotiated transactions.  The administrator computes the number of Shares that you purchase under the Plan, and credits those Shares to your account.

Sales and Transfers of Shares

28.          How Does A Participant Sell Shares Through the Plan?

You may sell some or all of your Shares through the Plan by delivering written selling instructions to the administrator.  There is no minimum quantity requirement for such sales.

29.          How Are the Date of Sale and the Sales Price Determined?

When you sell Shares through the Plan, the administrator will arrange for the sale as soon as reasonably possible at prevailing market conditions.  Typically, sales are made daily.  You cannot specify either the date of sale or the sales price.  Please note that market conditions, and the sales price for your Shares, could change between the date of your written selling instructions and the date of sale.

The Shares you are selling may be combined with the Shares of other sellers, and then sold as a group on a particular date.  To compute your gross sale proceeds in that situation, the total number of Shares you sold will be multiplied by the average sales price for all Shares in the group.

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30.          Does a Sales Commission Apply When Shares Are Sold Through the Plan?

To comply with your selling instructions, the administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of Shares for you.  The administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from you.  As a result, you will be charged a sales service fee and commission when you sell your Shares through the Plan (see the Fee Table included in the Summary section for details).  If your Shares are sold as part of a group, the sales commission for the group will be allocated on a pro rata basis to you and the other sellers.

31.          How Are Selling Instructions Related to Automatic Purchase or Reinvestment?

Your selling instructions will not stop an automatic action from occurring on the upcoming Investment Date unless your selling instructions are received by the administrator within the time limits described in the answer to question 12.  If you are selling all of your Shares and your selling instructions are received by the administrator before the applicable time limit, your instructions will be treated as a complete cancellation of your investment election and as a notice of your withdrawal from the Plan.

A partial sale of Shares will not affect an automatic direct purchase and will affect dividend reinvestment in one of two ways.  First, any prior election of full dividend reinvestment will continue to apply to all of your remaining Shares and future Shares.  Second, any prior election of partial dividend reinvestment will be given effect to the extent possible.

32.          How Can Shares Be Transferred Under the Plan?

You may transfer ownership of all or part of the Shares held in your Plan account through gift, private sale or otherwise by mailing to the administrator a properly executed stock assignment with medallion signature guaranty, along with a letter with specific instructions regarding the transfer. You also must mail to the administrator an Authorization Form and a Form W-9 (Certification of Taxpayer Identification Number) completed by the person to whom you are transferring your Shares.

You also may transfer ownership of all or part of the Shares held in your Plan account into the account of another person within the Plan. To complete such a transfer, you must mail to the administrator a letter with specific instructions regarding the transfer and an Authorization Form completed by the person to whom you are transferring your Shares.

You may not pledge any Shares credited to your Plan account.  Any such pledge will be void.  If you wish to pledge your Shares, you first must withdraw those Shares from the Plan.

If you own Shares outside of the Plan, you are not permitted to transfer those Shares to your Plan account except in connection with your enrollment in the Plan.

33.          Does a Sale or Transfer of Shares Have Any Effect on Remaining Shares?

Selling or transferring Shares through the Plan will have no effect on any other Shares that you keep in the Plan.

Account Statements and Shareholder Matters

34.          Do Participants Receive Account Statements Under the Plan?

The administrator will send you an account statement following any activity in your account under the Plan.  If a brokerage or securities firm has joined the Plan on your behalf, you may receive an account statement from that firm rather than an account statement from the administrator.  You should contact the brokerage or securities firm about its policies in this regard.

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You should keep all of your account statements for your tax records.  Each account statement will show, among other things, the following information:

•	total number of Shares in your account before and after the Investment Date;
•	pricing information for all Shares purchased;
•	amount of any payments and number of Shares purchased directly;
•	amount of dividends reinvested and number of Shares purchased as a result;
•	number of Shares sold and related selling price and commission; and
•	a list of any current automatic elections, including Shares subject to reinvestment.

35.          Do Participants Receive General Shareholder Information?

If you have purchased Shares under the Plan, you will be one of our shareholders and you will receive the same information that is delivered to all of our shareholders.  As a result, you will receive our annual report, proxy statements for voting on various corporate matters, and other information about shareholder meetings.  You may elect to receive this information electronically.

36.          Where Will Account Statements and Other Information Be Sent?

Account statements and other information will be sent to the mailing address you indicate on your Authorization Form.  If a brokerage or securities firm has joined the Plan on your behalf, that firm will be responsible for forwarding any proxy materials and shareholder communications to you, in accordance with its policies.

37.          How Are Shares Under the Plan Voted on Shareholder Matters?

When a matter is submitted for shareholder approval, we will send the record holder a proxy card.  You may use the proxy card to vote on the matter, based on all of your Shares under the Plan (including any fractional Shares).  If you do not return a signed proxy card, your Shares will not be voted.  If your proxy card is signed and returned, but does not indicate your voting preference, your Shares will be voted in accordance with the recommendations of our management.

Certificates for Shares

38.          Do Participants Receive Certificates for Shares Purchased Under the Plan?

Certificates will not be issued automatically for the Shares you purchase under the Plan.  Instead, the number of Shares you own will be recorded by the administrator and held by the Plan in your name.  We have adopted this approach for three practical reasons.  First, the number of Shares you own could increase on each Investment Date, so any certificates would quickly be out of date.  Second, this approach protects against any loss, theft or destruction of tangible certificates.  Third, this approach reduces the total cost of the Plan, which in turn allows us to offer other services through the Plan without charge.

39.          Are Certificates Available by Request?

You may obtain a certificate for your Shares by delivering a written request to the administrator.  We do not recommend this practice for the reasons explained above.  Please note that one request for a certificate does not mean that you will receive additional certificates as you continue to purchase Shares under the Plan.  You must specifically request each certificate you want.

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Furthermore, the administrator will not issue a certificate that describes a fractional Share.  Therefore, if your total number of Shares includes a fractional portion and you request a certificate, your request will be treated as an instruction to sell that fractional portion.  The sale will occur as described above.  You will then receive a certificate for the remaining whole number of your Shares.

Withdrawal from the Plan

40.          How Does a Participant Withdraw from the Plan?

You may withdraw from the Plan by making that election on your monthly statement, and returning that statement to the administrator.  Your withdrawal will be treated as a cancellation of all prior investment elections.  Your withdrawal will take effect in accordance with the time limits described in the answer to question 12.  If a direct purchase is canceled by your withdrawal, the administrator will promptly return your payment in full, without interest.

You do not need to sell any of your Shares to withdraw from the Plan.  Upon your withdrawal from the Plan, the administrator will issue to you book-entry (DRS) Shares providing you a Direct Registration Statement or upon your request a certificate for any whole Shares in your account.   The administrator will convert to cash any fractional shares held in your account at the time of withdrawal at the then current market price of the Shares.   The administrator will mail you a check for the proceeds of such sale, less applicable brokerage commissions, service charges and taxes.

If you continue to hold Shares after you withdraw from the Plan, dividends that are paid on future dividend payment dates will be sent to you by check.

In addition, you may withdraw automatically by selling all of your Shares or transferring them to another account.

Tax Information

41.          What Are the Tax Consequences of Participating in the Plan?

The tax consequences of participating in the Plan will vary, depending on the tax classification of the Participant.  For example, the tax laws that apply to individuals are significantly different from those that apply to retirement plans or business entities.  The discussion below will focus on the federal income tax consequences to individuals.

We are a REIT for federal income tax purposes.  In general, distributions with respect to your Shares are treated as follows: (i) first, as dividends to the extent that we have earnings and profits; (ii) second, as a return of shareholder capital to the extent of your tax basis as a shareholder; and (iii) third, as gain from the sale or exchange of your Shares.

All dividends that are paid on your Shares will represent income to you for federal income tax purposes, even if those dividends are reinvested and used to purchase additional Shares.  If you receive your dividends in cash, the cash payment will enable you to pay the taxes owed on those dividends.  By reinvesting dividends, however, you will reduce the cash that is available for such tax payments.  Furthermore, participating in the Plan will increase the number of Shares you own and the total amount of your dividends.  Thus, your participation in the Plan will increase the income you must report for federal income tax purposes.  When you purchase Shares under the Plan, you will have an initial tax basis in the Shares equal to the purchase price for those Shares.  If you sell some or all of your Shares through the Plan, the difference between the sales price and your tax basis will be treated as a capital gain (or loss).  Your amount realized on the sale of your Shares will be decreased by the amount of any sales commissions you are required to pay, which will decrease your capital gain (or increase your capital loss).  Capital gain or loss will be classified as short-term or long-term depending on the length of time you held the Shares that were sold.  The holding period for Shares purchased under the Plan generally will begin on the day following the date of purchase.

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The tax treatment of the Plan does not depend on a ruling from the Internal Revenue Service.  We have not requested, and do not expect to request, any such tax ruling.

Federal income tax laws are complex and subject to change.  The tax information in this prospectus is general in nature.  It does not address all potentially relevant tax matters, does not constitute tax advice and may not apply to your tax situation.  We encourage you to consult a personal tax advisor for further information.

42.          Do Participants Receive Any Tax Statements or Forms?

After the end of each calendar year, the administrator will send you an IRS Form 1099-DIV with respect to any dividends that were paid on your Shares during such year.  The administrator also will send you an IRS Form 1099-B with respect to any sales of your Shares through the Plan.  The information on these forms must be reported to the Internal Revenue Service.

43.          Are Any Taxes Withheld Under the Plan?

If you are subject to backup withholding for federal income tax purposes, the administrator must withhold certain amounts from dividends on your Shares and from any proceeds that may exist upon a sale of your Shares.  In general, backup withholding applies to you if (i) you fail to provide your taxpayer identification number for your account under the Plan, (ii) the Internal Revenue Service notifies us that you provided an incorrect taxpayer identification number, (iii) the IRS notifies us to start backup withholding, or (iv) you fail to certify, in connection with your account under the Plan, that you are not subject to backup withholding.

Any backup withholding would reduce your dividends, the number of Shares you would receive from dividend reinvestment, and any net proceeds from selling your Shares.  Depending on your particular tax situation, any amounts withheld for backup withholding may constitute a credit on your federal income tax return.

General Matters

44.          How Long Will the Plan Continue to Exist?

While we hope to continue the Plan indefinitely, we reserve the right to suspend or terminate the Plan at any time and for any reason.  We also reserve the right to amend the Plan, in our sole discretion, at any time.  We will notify you of any suspension, termination or amendment.   Upon any termination of the Plan, you will receive book-entry (DRS) Shares for whole Shares held in your account and a check for the cash value of any fractional share held in your account.

45.          Can the Terms of the Plan Be Waived or Modified?

We reserve the right to waive or modify particular terms of the Plan at any time, as we deem necessary or appropriate.  We have no obligation to waive or modify any aspect of the Plan.  Any waiver will be limited to the occasion on which it occurs, and will not be construed as a waiver on any other occasion.

46.          Can a Participant Have More Than One Account Under the Plan?

It is possible to become the beneficial owner of more than one account under the Plan.  This could occur, for example, if you become a Participant in your own name and also arrange for a brokerage or securities firm to join the Plan on your behalf.

For purposes of the limitations discussed in question 17, we may aggregate all direct purchases for Plan participants with more than one account using the same social security or taxpayer identification number.  If you are unable to supply a social security or taxpayer identification number, we may limit your participation to only one Plan account.

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We may aggregate all Plan accounts that we believe, in our sole discretion, to be under common control or management or to have common ultimate beneficial ownership.  Unless we have determined that dividend reinvestment and direct purchases for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

47.          Does the Plan Limit the Duties or Liabilities of Associated Estates or the Administrator?

 In administering the Plan, neither we, the administrator nor any broker-dealer is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a Plan account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the Shares acquired for you.

The administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the administrator or us.

In the absence of negligence or willful misconduct on its part, the administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder.  In no event shall the administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

48.          Does the Plan Alter the Investment Risks or Benefits Associated with the Shares?

The Plan does not alter the investment risks or benefits associated with the Shares.  In this regard, an investment in the Shares under the Plan is no different than any other investment in the Shares.  The value of the Shares may fluctuate over time.  You will bear any risk of loss, realize any potential for gain, and report any taxable income with respect to the Shares.

49.           What Law Governs the Plan?

The laws of the State of Minnesota (excluding its rules on choice of law) will govern the Plan, its terms and conditions, and all matters that may arise directly or indirectly in connection with the Plan.

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USE OF PROCEEDS

We expect to use the proceeds from our sales of newly-issued Shares or treasury Shares under the Plan to enhance our properties, satisfy our financing obligations and other expenses, acquire multifamily apartment communities, increase our working capital and fund various corporate operations.  The amount of such proceeds will depend on factors beyond our control, including market conditions and the level of participation in the Plan.  Therefore, we have no basis for estimating either the number of Shares that may be sold under the Plan or the proceeds from such sales.  We will not receive proceeds if the administrator purchases Shares in the open market or in privately negotiated transactions with third parties.

PLAN OF DISTRIBUTION

We plan to distribute all Shares issued under the Plan without using an underwriter, broker or dealer.  We reserve the right, however, to engage brokers, dealers or agents in our sole discretion and will pay any brokerage fees, commissions or service charges incurred in connection with the purchase of Shares in the open market.  If you are a shareholder or our employee at the time you enroll in the Plan, you will not pay any brokerage fees, commissions or service charges to purchase Shares under the Plan, regardless of whether you do so by direct purchase or dividend reinvestment.  If you instruct the administrator to sell your Shares, the administrator will require the services of a broker-dealer and you will be charged a sales commission.

EXPERTS

 The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Associated Estates Realty Corporation for the year ended December 31, 2008, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the Shares offered hereby has been passed upon by Baker & Hostetler LLP, Cleveland, Ohio.  Albert T. Adams, a director of Associated Estates, is a partner of Baker & Hostetler LLP.

CAUTIONARY STATEMENT REGARDING FORWARD‑LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements by the use of forward-looking words, such as “expects,” “projects,” “believes,” “plans,” “anticipates,” “estimates,” “may,” “will” or “intends” or the negative of those words or similar words.  Forward-looking statements involve inherent risks and uncertainties regarding events, conditions and financial trends that may affect our future plans of operation, business strategy, results of operations and financial position.  For a discussion of factors that could cause actual results to differ from those contemplated in the forward-looking statements, please see the discussion under “Risk Factors” contained in this prospectus and in other information contained in our publicly available filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2008 and other reports we file under the Securities Exchange Act of 1934.  We do not undertake any responsibility to update any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events or otherwise.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  Our SEC filings are available on the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges.  You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.  We also maintain a website at http://www.AssociatedEstates.com.  Please note that all references to http://www.AssociatedEstates.com in this prospectus are inactive textual references only and that the information contained on our website is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Information that we have previously filed with the SEC can be “incorporated by reference” into this prospectus.  The process of incorporation by reference allows us to disclose important information to you without duplicating that information in this prospectus.  The information we incorporate by reference is considered a part of this prospectus.  The information in this prospectus, including any information that we incorporate by reference, will be updated and superseded automatically by our filings with the SEC after the date of this prospectus.  We are incorporating by reference the documents listed below:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2008;

(b)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009; June 30, 2009 and September 30, 2009;

(c)	Our Current Reports on Form 8-K and amendments thereto filed with the SEC on January 14, 2009; and
(d)	The description of our common shares contained in our Registration Statement on Form 8-A dated October 14, 1993.

We are also incorporating by reference any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to our sale of all of the Shares covered by this prospectus.

We will furnish without charge to each person (including any beneficial owner) to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits).  Requests for such documents should be made to:

Mail:	Associated Estates Realty Corporation
Attention: Investor Relations
1 AEC Parkway
Richmond Heights, Ohio 44143

Telephone:	(216) 261-5000

Website:	http://www.AssociatedEstates.com
(select “Contact Us” option)

                                                                                                    - 20 -

Associated Estates
Great Living – It's What We Do

Account Authorization Form

(800) 468-9716 or outside the U.S. (651) 450-4064
You may enroll online @ www.shareowneronline.com

○ I am NOT a current Associated Estates Realty Corporation shareholder.
Please begin by completing Section 1 below.

○ I am a current Associated Estates Realty Corporation shareholder.
Please print your account number. Do NOT complete Section 1. Account Number: ☐☐☐☐☐☐☐☐☐☐

1. Account Registration Complete only one section. Print clearly in CAPITAL LETTERS.

A. INDIVIDUAL OR JOINT ACCOUNT — Owner's Name

Owner's Social Security Number (used for tax reporting) ☐☐☐-☐☐-☐☐☐☐

Owner's Date of Birth Month ☐☐ - Day ☐☐ - Year ☐☐

Joint Owner's Name The account will be registered "Joint Tenants with Rights of Survivorship" unless restricted by applicable state law or otherwise indicated.

○ Joint Tenants with rights of survivorship ○ Tenants in common ○ Tenants by entirety ○ Community property

Joint Owner's Social Security Number ☐☐☐-☐☐-☐☐☐☐

Joint Owner's Date of Birth Month ☐☐ - Day ☐☐ - Year ☐☐

FOR TRANSFER ON DEATH REGISTRATION (TOD) ONLY — **Beneficiary name** Beneficiary cannot be Owner or Joint Owner.

B. GIFT TRANSFER TO A MINOR

Custodian's Name

Minor's Name

Minor's Social Security Number (required) ☐☐☐-☐☐-☐☐☐☐

Minor's Date of Birth Month ☐☐ - Day ☐☐ - Year ☐☐

Custodian/Minor State ☐☐

C. TRUST — Trustee: Individual or Organization Name

and Co-trustee's Name, if applicable

Name of Trust

For the Benefit of

Trust Taxpayer Identification Number ☐☐☐-☐☐-☐☐☐☐

Date of Trust Month ☐☐ - Day ☐☐ - Year ☐☐

Situs State ☐☐

D. ORGANIZATION OR BUSINESS ENTITY Check one: ○ Corporation ○ Partnership

Name of Entity

Employer Identification Number

2. Address
If you are a current shareholder complete ONLY if your address has changed.

Mailing address (including apartment number) You may also complete this section online by going to www.shareowneronline.com.

City

State

Zip

For mailing address outside the U.S.:

Country of residence

Province

Routing or postal code

You may choose to reinvest all or part of the dividends paid on Associated Estates Realty Corporation Common Stock. Select only one option. If no option is selected the Administrator will automatically reinvest all your dividends. For each of the reinvestment options below you may make optional cash investments at any time.

○ **FULL DIVIDEND REINVESTMENT** (Internal use only — RD)

I wish to reinvest all dividends from shares held in physical certificate form registered in my name including book-entry (DRS) shares and all dividends from shares held in my Plan account.

○ **PARTIAL DIVIDEND REINVESTMENT** (Internal use only — RP)

I wish to reinvest dividends from __________ (full number) shares held in physical certificate form registered in my name, including book-entry (DRS) shares, and all dividends from shares held in my Plan account. Dividends on the remaining shares will be paid directly to me in cash.

○ **CASH PAYMENTS ONLY (NO DIVIDEND REINVESTMENT)** (Internal use only — RP0)

I wish to have all dividends from shares held in physical certificate form registered in my name including book-entry (DRS) shares and all dividends from shares held in my Plan account paid directly to me in cash.

4. Safekeeping

Common Stock certificates deposited for safekeeping in your account must be in the same registration as your Plan account.

TOTAL NUMBER OF CERTIFICATES ENCLOSED

TOTAL NUMBER OF SHARES

5. Cash Purchase
(Make checks payable to Shareowner Services)

○ As a **CURRENT** registered shareholder I wish to make an additional investment. Enclosed is my check for $__________ (minimum of $100.00/maximum of $5,000.00 per month).

○ As a **NEW INVESTOR** I wish to enroll in the Plan by A) making an initial investment of $__________ (minimum of $100.00/maximum of $5,000.00 per month) (I have enclosed my check for the initial investment plus the $10.00 enrollment fee.) and/or B) signing up for automatic deductions from my bank account (complete Section 6). **For both A & B above YOU MUST COMPLETE Sections 1, 2, 3, 5 & 7.**

6.  Bank Authorization Agreement You may also complete this section online by going to www.shareowneronline.com.

AUTOMATIC ADDITIONAL INVESTMENT

FOR CURRENT SHAREHOLDERS: I (We) hereby choose to make additional investments in Associated Estates Realty Corporation Common Stock by authorizing automatic monthly deductions of $___________ (minimum of $100.00/maximum of $5,000.00 per month) from my (our) bank account. (Please complete the Bank Account Information section below).

FOR NEW INVESTORS: I (We) hereby choose to initiate my (our) investment in Associated Estates Realty Corporation Common Stock by authorizing automatic monthly deductions of $___________ (minimum of $100.00/maximum of $5,000.00 per month) from my (our) bank account. (Please complete the Bank Account Information section below). I have enclosed my check for at least $100.00 to cover the first optional cash investment plus the enrollment fee of $10.00 made payable to Shareowner Services.

Upon receipt of this form, properly completed, the Administrator will contact your bank to deduct the amount indicated from your bank account on or about the 20th of each month. The Administrator will invest in Associated Estates Realty Corporation Common Stock beginning on the next Investment Date after your account is debited. Such deductions and investments will continue monthly until you notify the Administrator to change or discontinue them. Should your bank account contain uncollected funds to cover the authorized deduction, no deduction or investment will occur. In such event, you will be charged a fee by Wells Fargo Bank, N.A.

I (We) hereby authorize the Administrator and the bank or financial institution indicated below to deduct from my (our) bank account and apply amounts so deducted to the purchase of Associated Estates Realty Corporation Common Stock under the account designated. The authority remains in effect until I (we) cancel.

Automatic Cash Withdrawal and Investment (ACH)

To have your cash investment automatically withdrawn from your checking or savings account each month, provide the information requested below.

Diagram of Sample Check

Your Name
123 Your Street
AnyTown, ST 12345-9999
Date
1001
Pay to the Order of
VOID
$
Dollars
Your Bank's Name
123 Your Bank's Street
AnyTown, ST 12345-9999
⑆091000019⑆ 123456789123 1001
Bank ABA/Routing Number
Bank Account Number
Check Number

○ Please discontinue my (our) automatic monthly investments. (Remember to have all owners sign the form.)

○ I would like to change the amount withdrawn from my (our) bank account each month. (Fill out the Bank Authorization Agreement portion of this section and have all owners sign the form.)

Your Bank Account Information

○ **Checking Account —** Enclose a voided check for verification

○ **Savings Account —** Enclose a deposit slip for verification

Bank or Financial Institution ABA / Routing Number*
Number ALWAYS begins with 0, 1, 2 or 3

Bank or Financial Institution Account Number

____
Name of Bank or Financial Institution

*Please contact your bank or financial institution to verify your ABA / Routing Number. Electronic withdrawals can only be made from or to banks or financial institutions operating in the United States. All withdrawals must be made in U.S. funds.

7.  Account Authorization Signature/Form W-9 Request for Taxpayer Identification Number and Certification (required)

Certification - Under penalties of perjury, I certify that:

1.  The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

2.  I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

3.  I am a U.S. citizen or other U.S. person as defined below.

Definition of U.S. Person: For federal tax purposes, you are considered a U.S. person if you are (1) An individual who is a U.S. citizen or U.S. resident alien, (2) A partnership, corporation, company or association created or organized in the United States or under the laws of the United States, (3) an estate (other than a foreign estate), or (4) A domestic trust (as defined in regulation 301.7701-7)

Backup Withholding - The Internal Revenue Service (IRS) requires us to withhold taxes for the applicable rate of federal backup withholding for U.S. persons without a Taxpayer Identification Number (TIN) or without a "certified" number. This withholding of tax is called Backup Withholding and may be applied to disbursements for interest, dividends, broker and barter exchange transactions, royalties, etc. Supplying us with your correct TIN associated with the account on the 1st page of this form, along with the appropriate signature will generally allow you to receive your payments without being subject to backup withholding. Failure to supply your TIN, or supplying us with an incorrect TIN could result in a penalty being assessed by the IRS.

Notification of Backup Withholding - Item 2 above is not applicable if I have marked the item below pertaining to notification of backup withholding.

☐I have been notified by the Internal Revenue Service (IRS) that I am currently subject to backup withholding as a result of a failure to report all interest and dividends on my tax return. I understand that marking this box will result in backup withholding on any disbursements made to this account.

This form must be signed and dated as acceptance for proper certification or it will be returned to the requestor.

NOTICE TO NON-RESIDENT ALIENS, INDIVIDUALS OR FOREIGN ENTITIES (e.g., foreign corporation, partnership or trusts): DO NOT COMPLETE THE ABOVE SUBSTITUTE FORM W-9. COMPLETE W-8BEN FORM LOCATED AT www.irs.gov or call 800-468-9716 for copy of W-8BEN FORM. COMPLETE AND RETURN THE FORM W-8BEN, CERTIFICATION OF FOREIGN STATUS. FAILURE TO DO SO WILL SUBJECT YOU TO FEDERAL BACKUP WITHHOLDING AT THE CURRENT APPLICABLE RATE.

By completing and signing this form, I (we) certify that I (we) have received and read the Associated Estates Realty Corporation Plan Prospectus and hereby request that, for new shareholders, the above account be enrolled in the Plan, or, for current shareholders, the above account be modified to reflect all the elections made above. I (we) understand that participation is subject to the terms and conditions of the Plan as set forth in the Prospectus and that enrollment may be discontinued at any time by automated service or by written notice to Wells Fargo Bank, N.A. I (we) further understand that all dividends paid on the shares registered in my (our) name and held in my (our) Plan account will be reinvested or paid in cash as selected above. I (we) hereby authorize Wells Fargo Bank, N.A. to apply dividends, if applicable, and any investments I (we) may make to the purchase of shares under the Plan.

MY (OUR) SIGNATURE(S) BELOW INDICATE(S) I (WE) HAVE READ THE ASSOCIATED ESTATES REALTY CORPORATION PLAN PROSPECTUS AND AGREE TO THE TERMS THEREIN AND HEREIN. IMPORTANT: ALL JOINT OWNERS MUST SIGN.

WAIVER REQUEST FORM
ASSOCIATED ESTATES REALTY CORPORATION
AMENDED AND RESTATED DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

SEND TO:                                             Associated Estates Realty Corporation
 1 AEC Parkway
Richmond Heights, OH 44143

Attention:  Investor Relations Department

WAIVER.  I hereby request that Associated Estates Realty Corporation (“Associated Estates”) waive the maximum amount that can be invested under its Amended and Restated Dividend Reinvestment and Stock Purchase Plan on a single Investment Date (as defined therein).

AMOUNT.  I hereby request permission to purchase the following amount of common shares of Associated Estates under the Plan on the next available Investment Date:

$__________________________ (must exceed $5,000)

REPRESENTATIONS.  I hereby represent, warrant and agree as follows:

• Associated Estates, in its sole discretion, may accept or reject this waiver request. Any waiver granted by Associated Estates will be limited to this occasion and will not be construed as a waiver on any future occasion.

• I am making this purchase for investment purposes only, with no view toward distribution or resale. By investing the amount shown above, I am not attempting (a) to distort, destabilize or manipulate the price or trading volume of the Shares or (b) to adversely affect Associated Estates or its shareholders in any way. I do not believe, and do not have any reason to believe, that my investment of such amount, if permitted, would result in any such distortion, destabilization, manipulation or adverse affect.

PLEASE PRINT OR TYPE:	│ │
Full Name of Account Holder (First MI Last)	SSN or Tax ID
Name/ID must match existing Authorization Form. Signature required for each holder.
│ │
Full Name of Account Holder (First MI Last)	SSN or Tax ID

Signatures
(for holder)	(date)	(for joint holder)	(date)

Title/Authority (if signing as representative):